Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (File No. 333-192773 and File No. 333-105525) on Form S-8 of the 401(k) Savings Plan of the First Niagara of our report, dated June 26, 2014, with respect to the statement of net assets available for benefits of the First Niagara Financial Group 401(k) Plan as of December 31, 2013, the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2013 annual report on Form 11-K of the 401(k) Savings Plan of First Niagara.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP

June 26, 2015
Amherst, NY